Exhibit 99.3

NEWS RELEASE

NOBLE ENERGY PROVIDES 2019 GUIDANCE

Company focused on delivering sustainable organic free cash flow in 2020 and beyond

HOUSTON (February 19, 2019) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced guidance for 2019, including planned capital expenditures and anticipated sales volumes.

David L. Stover, the Company's Chairman and CEO commented, “Recent market dynamics, including increased commodity price volatility, further highlight the need for our industry to prioritize capital discipline and corporate returns over top-line production growth. Our 2019 capital program and early 2020 outlook aligns capital investment with the environment and sets the stage for Noble Energy to generate sustainable organic free cash flow in 2020 and beyond.”

Stover added, “By the end of 2019, our high-return U.S. onshore business is anticipated to be self-funding, and it will underpin the Company’s production growth of five to ten percent per year, before the additional impact of major projects. We will be completing spend for Leviathan, offshore Israel, this year and commencing production and cash flow from the project by the end of the year. Our differentiated portfolio, combining high-quality U.S. onshore assets with long-life offshore production, provides competitive advantage through low base production declines and low maintenance capital needs. Our early 2020 outlook provides over $500 million in free cash flow(1) at strip pricing, which we plan to return to shareholders through the dividend and share repurchase program.”

Highlights from the Company’s 2019 plan include:

•	Organic capital expenditures funded by Noble Energy are planned at a range of $2.4 to $2.6 billion, 17 percent lower at the midpoint compared to 2018.

•	Total company volumes are anticipated in the range of 345-365 MBoe/d, an increase of 5 percent(3) at the midpoint as compared to 2018.

•
The Company’s U.S. onshore business is anticipated to deliver asset-level free cash flow(2) by the end of 2019, while delivering total volume growth of approximately 10 percent(3) and oil production growth of 13 percent(3) from 2018 levels.

•	First gas sales from Leviathan are expected by the end of 2019, delivering substantial production and cash flow growth in 2020.

Organic capital expenditures by area (in $MM) are estimated to be:

United States Onshore	1,600 - 1,700
NBL-funded Midstream	100 - 125
Eastern Mediterranean	550 - 600
West Africa	100 - 125
Other	50
Total	2,400 - 2,600
Sixty percent of the Company’s total organic capital for 2019 is expected to be spent in the first half of the year due to the timing of Leviathan spend and U.S. onshore activity. Excluded from the amounts above is an estimated $195 million of Noble Midstream Partners’ (NYSE: NBLX) capital, which will be consolidated into Noble Energy. Third-party customer activity represents 65 percent of the NBLX capital.

U.S. Onshore
Approximately 90 percent of Noble Energy’s U.S. onshore capital will be focused in the DJ and Delaware Basins. Activity in the DJ Basin includes progressing the second row of development in Mustang, which benefits from the Company’s approved Comprehensive Drilling Plan and access to multiple gas processing providers. In addition, Noble Energy expects to bring online a number of pads within Wells Ranch and East Pony. In the Delaware, operated activity is focused on row development primarily in the Wolfcamp A and Third Bone Spring zones. The Company will continue to optimize base production and cash flows from the Eagle Ford.

Noble Energy expects to commence production in 2019 on between 165-175 wells across the U.S. onshore, including 95-100 in the DJ Basin, 50-55 in the Delaware Basin and approximately 20 in the Eagle Ford. The second and third quarter are planned to have a higher count of wells commencing production as compared to the first and fourth quarters of the year.

The Company anticipates full-year 2019 average U.S. onshore sales volumes of between 262 and 278 thousand barrels of oil equivalent per day (MBoe/d). Combined, production from the DJ and Delaware Basins is expected to increase throughout 2019, up 15 to 20 percent(3) on a full year basis. Sales volumes in the Eagle Ford are anticipated to be lower on a full year basis, with volumes growing from the first half to the second half of the year.

Compared to the second half of 2018, Noble Energy expects capital costs per well in 2019 to be lower by 10 to 15 percent. The majority of these costs savings have been realized through operational efficiencies and lower service costs.

International Offshore
Offshore, the Company is focused on maintaining its strong base production and cash flow in Israel and Equatorial Guinea (E.G.), while progressing the Leviathan project offshore Israel for first gas sales by the end of the year. In addition, Noble Energy expects to sanction the Alen gas monetization project in E.G. in the first half of 2019, with first gas sales estimated for the first half of 2021.

In Israel, gross natural gas sales volumes are anticipated to be flat to up slightly from 2018, reflecting the nearly fully utilized capacity of the Tamar field on an annual basis. Organic capital expenditures in the Eastern Mediterranean primarily comprise spending to complete the Leviathan project. Excluded from the Company’s organic capital expenditures guidance are costs related to an acquisition of interest in the EMG pipeline, which provides a connection point for the export of natural gas from Israel to Egypt.

In E.G., sales volumes are expected to be lower than 2018 due to natural field declines through the year and anticipated downtime for the third-party LNG facility turnaround in the first quarter. The Company’s 2019 capital expenditure guidance includes initial costs for the Alen gas monetization project as well an additional development well at the Aseng oil field to help mitigate field decline. First production from the Aseng development well is anticipated in the third quarter of 2019.

The Company’s new guidance for 2019 replaces its prior 2019 and multi-year outlook.

First Quarter 2019 Guidance
The Company anticipates sales volumes in the first quarter in the range of 321 to 336 MBoe/d. In E.G., sales volumes are anticipated to be lower than the fourth quarter 2018 by approximately 15 MBoe/d as a result of the timing of oil liftings (production is anticipated to be greater than sales) and the turnaround maintenance at the third-party LNG facility. The variance from the fourth quarter 2018 is estimated to be

40 percent from oil volumes and 60 percent from natural gas volumes, which will also result in equity method investment income being lower than prior quarters.

U.S. onshore sales volumes in the first quarter 2019 are also anticipated to be slightly lower than the fourth quarter 2018 as a result of the timing of well activities in late 2018 and early 2019. The first quarter is planned to be the low quarter for wells commencing production in 2019. Natural decline in the Eagle Ford will also impact the first quarter 2019. Second half U.S. onshore production is anticipated to be approximately 15 percent higher than the first half of the year.

The Company’s planned first quarter organic capital expenditures of between $725 and $800 million are anticipated to be the highest quarter of 2019, driven by the timing of drilling and completion activities in the U.S. onshore business as well as Leviathan spend.

Additional full-year and first quarter 2019 guidance details are available in the latest presentation deck provided on the ‘Investors’ page of the Company’s website, www.nblenergy.com.

(1)Free cash flow defined as GAAP cash flow from operations less consolidated capital investments
(2)Asset-level free cash flow defined as before tax operating cash flow, less capital investments.
(3)Pro forma for asset divestments.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Park Carrere
(281) 872-3208
Park.Carrere@nblenergy.com

Megan Dolezal
(281) 943-1861

Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

This news release also contains certain forward-looking non-GAAP financial measures, including free cash flow, and asset-level free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant. Management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.